Exhibit 99.1

Forward-Looking Statements

The announcement on the immediately following page was issued jointly by the Seneca Nation of Indians (the “Nation”) and the Wampanoag Tribe of Gay Head (Aquinnah), and as such, is not directly attributable to the Seneca Gaming Corporation or its subsidiaries (“SGC”).

The announcement contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “continue”, “will”, “expect” and words of similar meaning, as they relate to SGC and its management, indicate forward looking statements. Similarly, statements that describe SGC’s plans or goals are all forward-looking statements. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements contained in this release, including, but not limited to, the ability to develop a casino in the Commonwealth of Massachusetts, the economic benefits from such development, the Nation’s and SGC’s ability to continue or complete construction on the Buffalo Creek Territory, and the Nation’s and SGC’s ability to create economic development opportunities on the Nation’s territories or in Western New York.  Additional information concerning potential factors that could affect Seneca Gaming Corporation and cause actual results to differ materially from those expressed in or implied by the statements contained in this release is included in the filings of SGC with the Securities and Exchange Commission.

SGC disclaims any obligation to update these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.

FOR IMMEDIATE RELEASE	CONTACT: Jim McManus
Slowey/McManus Communications
508-816-3061
jim@sloweymcmanuspr.com

Aquinnah Wampanoag and Seneca Nation of Indians

Form Partnership To Develop Casino in Massachusetts

New York Tribe Built and Operates Three Successful Casinos,

Generating Millions in State Revenues

BOSTON — Oct. 24, 2007 — The Wampanoag Tribe of Gay Head (Aquinnah) and Seneca Nation of Indians of New York announced today that they have formed a partnership to pursue development of a casino in Massachusetts.

At a press conference in downtown Boston, Aquinnah Wampanoag Tribal Chairman Donald A. Widdiss and Seneca Nation President Maurice A. John, Sr. outlined the details of the agreement. The two tribes have joined forces to explore opportunities in Massachusetts to build a casino.

“The Aquinnah Wampanoag and Seneca tribes have formed a unique development group that is ready to work with state officials to create a successful Native American gaming destination in Massachusetts,” said Widdiss. “Unlike other proposals, an Aquinnah Wampanoag casino will be a locally-owned and locally-developed project that ensures that the significant economic benefits remain in the Commonwealth, and are not solely enjoyed by outside interests,” he added.  “The members of the Aquinnah Wampanoag Tribe and the people of the State should reap the vast majority of benefits of investment, job creation and hard work, and our plan will make that a reality.”

To assist with the myriad issues associated with developing a casino, the Aquinnah Wampanoag have entered into an exclusive agreement with Seneca Gaming Corporation, the gaming development arm of the Seneca Nation.  “We have a proven track record of bringing casino projects to completion in neighboring New York,” said John. “We are very honored to be working with the Aquinnah Wampanoag and we want to help the Wampanoag replicate that success here in Massachusetts,” he added. “Our casinos are beautifully designed and constructed, and faithful to the cultural traditions of Native Americans.”

Since its establishment in 2002, Seneca Gaming Corporation has completed more than $750 million in development projects in Western New York, including Seneca Niagara Casino & Hotel in Niagara Falls, NY, Seneca Allegany Casino & Hotel in Salamanca, NY and the temporary Seneca Buffalo Creek Casino in downtown Buffalo, NY. In addition to these completed projects, the company has projects valued at more than $1.5 billion in various stages of development and construction.

Earlier this month, Massachusetts Governor Deval Patrick filed legislation that would authorize up to three destination resort casinos. Under the proposed bill, the state authority that would issue casino licenses would give preference to federally recognized Massachusetts Native American tribes, including the Aquinnah Wampanoag, which was the first federally recognized tribe in the state.

Two of the Seneca casinos are located a short distance from competing establishments in Canadian cities. Seneca Gaming Corporation has successfully captured tourism dollars that had been flowing across the border, in a scenario that mirrors that of Massachusetts competing with Connecticut and Rhode Island for gaming revenues.

In less than five years, the Seneca casinos have generated more than $160 million in revenues for the state, $32 million for Niagara Falls and $6 million for Salamanca. When the permanent $333 million Buffalo Creek Casino is completed, it will be the largest private sector project in the city, and it is estimated that the Buffalo region will receive $5-7 million annually.

In tribal territories, the Seneca Nation leadership has developed a list of economic development and capital improvement priorities that are being funded with proceeds from the casinos. Revenues have funded new schools, health care facilities, roads and new housing.

Under terms of the agreement announced today, the development group will work to secure a license, analyze market conditions, secure financing and negotiate with public officials. The group is primarily interested in development opportunities in Southeastern Massachusetts, but will also explore sites in Boston and Western Massachusetts.

Principals of the development group have held a series of introductory meetings at the State House with key legislators. They will continue to meet with public officials involved in considering the casino legislation, to outline their vision for a casino resort.

About the Wampanoag of Aquinnah Tribe

The Wampanoag Tribe of Gay Head (Aquinnah) became a federally acknowledged tribe on April 10, 1987 through the Bureau of Indian Affairs (BIA). The Wampanoag trust lands are located in the southwest portion of Martha’s Vineyard Island in the town of Gay Head. In accordance with the 1987 Settlement Act with the federal government, there are approximately 485 acres of Tribal Lands purchased (160 acres private and approximately 325 acres common lands). The Tribe and the Town of Gay Head entered into an agreement in June of 1995 to jointly provide for the health, safety and welfare of persons on Tribal Lands by providing for the use of police, fire, and medical personnel and resources in the event of disaster, disorder, fire or other emergencies arising on Tribal Lands.

About the Seneca Nation of Indians

The Seneca Nation of Indians (SNI) is one of the six tribes of the Iroquois Confederacy who occupy aboriginal lands in New York State set aside by the Treaty of Canandaigua of 1794. The Seneca Nation of Indians has a total population of over 7200 enrolled members and holds title to three territories in New York, one of which includes the City of Salamanca.

About Seneca Gaming Corporation

 Since 2002, the SNI and the Seneca Gaming Corporation have completed more than $750 million in economic development projects, and have $1.3 billion more in various stages of development. SGC is one of the largest private employers in Western New York, with 4,300 employees at casinos in Niagara Falls, Salamanca and Buffalo.